ProCentury Corporation Announces Fourth Quarter
and Full Year 2004 Results

COLUMBUS, OHIO, February 23, 2005 — ProCentury Corporation (Nasdaq: PROS), a specialty property and casualty insurance holding company, today announced financial results for the three months and the year ended December 31, 2004.

Highlights include the following:

•	Net income from continuing operations of $13.7 million for full year 2004, or $1.29 per diluted share.

•	Combined ratio of 91.8% for the full year 2004.

•	Book value per share of $8.76 at December 31, 2004.

Edward F. Feighan, ProCentury’s Chief Executive Officer said, “We produced solid earnings for our shareholders in 2004. This achievement is the result of our disciplined underwriting and a concerted effort to strengthen our distribution network.”

“We have momentum going into 2005; we have some excellent opportunities in the markets we serve, and we are well-positioned to continue profitable growth.”

Full Year Financial Results

For the full year 2004, ProCentury’s net income from continuing operations was $13.7 million, an improvement from the loss from continuing operations of $1.2 million reported for 2003. Net income from continuing operations per diluted share in 2004 was $1.29 compared with a net loss of $0.25 per diluted share. The 2003 per diluted share information is based on the historical weighted average shares outstanding for 2003 which does not include the shares issued as part of the April 2004 initial public offering.

The combined ratio for the full year 2004 was 91.8% compared to 109.0% in 2003. The improvement was generated by a decline in the loss ratio from 74.8% in 2003 to 59.9% in 2004 and a decline in the expense ratio from 34.2% in 2003 to 31.9% in 2004.

ProCentury’s net income for the full year 2004 was $15.0 million, a $14.7 million increase from the net income of $300,000 reported for 2003. For 2004, net income per diluted share was $1.41 compared to net income of $0.06 per diluted share in 2003. Net income includes earnings from discontinued operations.

Gross premiums written were $191.4 million for the full year 2004, an increase of 27.9% from $149.7 million for 2003. Premiums earned were $148.7 million in 2004, up 37.3% compared with $108.3 million earned in 2003. Investment income for 2004 was $10.0 million, an increase of 54.6% from the investment income of $6.5 million reported for 2003.

www.ProCentury.com

465 Cleveland Avenue, Westerville, Ohio 43082 Phone: 614/895-2000 Fax: 614/895-2707

Three Month Financial Results

ProCentury’s net income from continuing operations for the fourth quarter of 2004 was $4.1 million or $0.31 per diluted share compared to net income from continuing operations of $2.7 million or $0.54 per diluted share based on the historical weighted average shares outstanding for the fourth quarter of 2003.

The combined ratio was 91.0% for the fourth quarter of 2004, compared to 91.6% for the fourth quarter of 2003. The loss ratio was 59.7% and expense ratio was 31.3% for the fourth quarter of 2004. This compares with a loss ratio of 60.5% and expense ratio of 31.1% for the same quarter of 2003.

ProCentury’s net income for the fourth quarter of 2004 was $5.4 million, a 64.7% increase from the $3.3 million net income for the fourth quarter of 2003. In the fourth quarter of 2004, net income per diluted share was $0.41 compared to $0.65 per diluted share based on the historical weighted average shares outstanding in the fourth quarter of 2003.

Gross premiums written increased to $49.3 million for the fourth quarter of 2004, up 21.4% from $40.6 million for the same period in 2003. Premiums earned were $41.3 million in the fourth quarter of 2004, up 35.2% compared with $30.5 million in the fourth quarter of 2003. Investment income for the fourth quarter of 2004 was $3.0 million, an increase of 65.1% from the investment income of $1.8 million reported for the fourth quarter of 2003.

Future Outlook

The following forward-looking statement is based on current expectations and actual results may differ materially as explained more completely in the note on forward-looking statements below.

The Company is currently expecting gross written premiums for the year ended December 31, 2005 to grow between 10% and 15%.

Conference Call

ProCentury’s fourth quarter and year end 2004 results will be discussed in more detail on Thursday, February 24, 2005 at 10:00 AM EST.

To listen to the call, please dial 1-866-314-9606, approximately five minutes prior to the start of the call. For those who cannot listen to the live conference call, a replay will be available from approximately 1:00 p.m. EST on February 24, 2005 until midnight on March 10, 2005. The access number for the replay is 1-800-642-1687 and the Conference ID code is 3685965. Additionally, the conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Company’s website at http://www.procentury.com . Please access the website at least 15 minutes prior to the start of the call to register and to download any necessary audio software.

www.ProCentury.com

465 Cleveland Avenue, Westerville, Ohio 43082 Phone: 614/895-2000 Fax: 614/895-2707

About ProCentury Corporation

ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites general liability, commercial property, and multi-peril insurance for small and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.

NOTE ON FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical statements, including statements under Future Outlook, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are derived from information that we currently have and assumptions that we make and may be identified by words such as “believes,” “anticipates,” “expects,” “plans,” “should,” “estimates” and similar expressions. Our forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated or implied in our forward- looking statements, including but not limited to: 1) risks inherent in establishing loss and loss adjustment expense reserves; 2) uncertainties related to the ratings of our insurance subsidiary; 3) uncertainties related to governmental and regulatory policies; 4) uncertainties relating to the cyclical nature of our business; 5) changes in our relationships with, and the capacity of, our general agents; and 6) the risk that our reinsurers may not be able to fulfill their obligations to us. You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional disclosure regarding potential risks, please refer to documents we file with the Securities and Exchange Commission.

CONTACT:
Scott E. Murray
Director of Investor Relations
smurray@procentury.com
614-823-6296

www.ProCentury.com

465 Cleveland Avenue, Westerville, Ohio 43082 Phone: 614/895-2000 Fax: 614/895-2707

PROCENTURY CORPORATION AND SUBSIDIARIES
(Formerly ProFinance Holdings Corporation)
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in thousands, except per share data)

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003

Premiums earned	$41,281	30,522	148,702	108,294
Net investment income	2,954	1,789	10,048	6,499
Net realized investment gains (losses)	(72)	1,085	50	1,932

Total revenues	44,163	33,396	158,800	116,725

Losses and loss expenses	24,660	18,462	89,066	81,004
Amortization of deferred policy acquisition costs	9,853	8,457	33,872	25,237
Other operating expenses	3,056	1,029	13,542	11,757
Interest expense	385	440	1,498	1,548
Interest expense on the redemption of Class B shares	—	—	518	—

Total expenses	37,954	28,388	138,496	119,546

Income (loss) before loss on sale of minority interest in subsidiary, net	6,209	5,008	20,304	(2,821)

Loss on sale of minority interest in subsidiary, net of transactions fees	—	(300)	—	(503)

Income (loss) before minority interest and income taxes	6,209	4,708	20,304	(3,324)
Minority interest	—	741	—	(409)
Income tax (benefit) expense	2,073	1,249	6,583	(1,681)

Net income (loss) from continuing operations	4,136	2,718	13,721	(1,234)
Discontinued operations	1,259	557	1,259	1,548
Net income (loss)	5,395	3,275	14,980	314
Basic income (loss) per share:
Income (loss) from continuing operations	$0.31	0.54	1.29	(0.25)
Discontinued operations, net of taxes	0.10	0.11	0.12	0.31

Net income	$0.41	0.65	1.41	0.06

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.31	0.54	1.29	(0.25)
Discontinued operations, net of taxes	0.10	0.11	0.12	0.31

Net income	$0.41	0.65	1.41	0.06

Weighted average of shares outstanding — basic	13,155,995	5,000,532	10,623,645	5,000,532

Weighted average of shares outstanding — diluted	13,203,961	5,000,532	10,653,316	5,000,532

Loss and loss expense ratio	59.7%	60.5%	59.9%	74.8%
Expense ratio	31.3%	31.1%	31.9%	34.2%

Combined ratio	91.0%	91.6%	91.8%	109.0%

www.ProCentury.com

465 Cleveland Avenue, Westerville, Ohio 43082 Phone: 614/895-2000 Fax: 614/895-2707

PROCENTURY CORPORATION AND SUBSIDIARIES
(Formerly ProFinance Holdings Corporation)
Condensed Consolidated Balance Sheets
(Unaudited)
(dollars in thousands, except per share data)

Assets	December 31, 2004	December 31, 2003
Investments	$305,718	165,387
Cash	6,681	5,814
Premiums in course of collection, net	11,747	9,686
Deferred policy acquisition costs	17,411	11,714
Prepaid reinsurance premiums	9,382	6,700
Reinsurance recoverable on paid and unpaid losses, net	33,382	42,042
Receivable from subsidiary available for sale	—	26,687
Asset available for sale	—	59,018
Other assets	10,606	5,065

Total assets	$394,927	332,113

Liabilities and Shareholders’ Equity
Loss and loss expense reserves	$153,236	129,236
Unearned premiums	82,135	62,139
Long term debt	25,000	34,133
Liabilities available for sale	—	51,431
Other liabilities	19,319	18,777

Total liabilities	279,690	295,716

Shareholders’ equity:
Common stock, without par value	—	—
Additional paid-in capital	98,691	26,866
Retained earnings	15,726	8,297
Accumulated other comprehensive income, net of taxes	820	1,234

Total shareholders’ equity	115,237	36,397

Total liabilities and shareholders’ equity	$394,927	332,113

Book value per share	$8.76	7.28

Number of common shares outstanding	13,155,995	5,000,532

www.ProCentury.com

465 Cleveland Avenue, Westerville, Ohio 43082 Phone: 614/895-2000 Fax: 614/895-2707